SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                August 22, 2005
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	38-0751137
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 241-4074

                                           None

        (Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On August 22, 2005, La-Z-Boy Incorporated issued a press release to report the company’s financial results for the quarter ended July 30, 2005. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

The information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits

    (c)        The following exhibits are furnished as part of this report:

	Description	Page #
99.1	Press Release Dated August 22, 2005	4

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED —————————————— (Registrant)

Date: August 22, 2005

BY: /S/ Louis M. Riccio, Jr. —————————————— Louis M. Riccio, Jr. Corporate Controller On behalf of the registrant and as Chief Accounting Officer

Exhibit 99.1

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY REPORTS FIRST-QUARTER OPERATING RESULTS

MONROE, MI. August 22, 2005 – La-Z-Boy Incorporated (NYSE, PCX: LZB) today reported its operating results for the first quarter ended July 30, 2005. Net sales for the quarter were $451 million, compared with $455 million in the prior fiscal year’s first quarter. Net income for the quarter was $3.2 million, or $0.06 per share, versus a loss of $3.5 million, or $0.07 per share, in the comparable period last year. The operating margin for the first quarter was 1.7% compared with a loss of 0.9% last year, which included 2.3% of restructuring charges.

Kurt L. Darrow, President and CEO, said, “Year over year, we are encouraged with the profitability improvement we achieved at the wholesale level. However, our results for the quarter were impacted primarily by two factors, as detailed in our July 28, 2005 release: a weaker-than-expected retail environment in what is typically the slowest quarter of the year; and, greater-than-expected expenses and costs from the additional 21 La-Z-Boy Furniture Galleries® stores acquired in the fourth quarter of fiscal 2005. Although momentum slowed due to seasonal factors, we look forward to the stronger Fall selling season with a solid business model in place.”

Darrow added, “Now that our company-owned La-Z-Boy Furniture Galleries® stores represent a more significant portion of our overall business, we have aligned our management reporting structure, accordingly. Beginning with this quarter’s results, we have broadened our segment reporting to include three business lines – upholstery, casegoods and retail – and have restated last year’s numbers to reflect the three segments. This will give investors better visibility and transparency.”

Upholstery Segment

For the fiscal 2006 first quarter, upholstery sales were flat compared with the prior-year period while the operating margin improved year over year from 4.2% to 4.9%. Darrow noted, “We are transforming our manufacturing and sourcing process into an efficient and lean globally integrated system, and when combined with the strength of our La-Z-Boy brand, our platform from which to grow will be inevitably stronger.”

Darrow continued, “Noteworthy in the quarter was our La-Z-Boy Furniture Galleries dealer meeting, held in Las Vegas, where we rolled out our Furniture Galleries Excellence Program, a tool designed to assist dealers in operating their stores with best practices across a multiple of disciplines, including: marketing; sales; merchandising; operations; and administration. The program will give dealers several benchmarks and metrics to evaluate their performance, training and tools to achieve those benchmarks. We are confident this new program will continue to strengthen our dealer network.

“During the first quarter, we continued to expand the La-Z-Boy Furniture Galleries® store system, which includes both company-owned and independent licensed stores. Our system opened four additional stores, closed two and remodeled and/or relocated five stores, bringing our total store count to 336, of which 61 are company owned, and 118 are in the new format. Since rolling out the ‘New Generation’ format program, we have seen a significant increase in traffic levels, greater total sales volumes and higher average sales per square foot. For the full fiscal year, we plan to open 45 to 50 new format stores, with at least 20 of those being new stores and the remainder being store remodels or relocations. Increasing the quality and focus of our proprietary store program is of paramount importance.”

System-wide, including company-owned and independent licensee stores, same-store written sales, which the company tracks as an indicator of retail activity, for the second calendar quarter, were down 1.3%, and total sales, which include new stores, increased 2.9%.

Casegoods Segment

Casegoods sales were $105 million for the fiscal 2006 first quarter. Darrow said, “Although our sales were relatively flat year over year after two quarters of increases, we are pleased that our operating margin in this segment of the business continues to improve. For this quarter, the operating margin was 4.1% compared with 0.5% in the prior-year period and 2.1% last quarter as our residential business has moved primarily to an import model. Our sales in the hospitality portion of this segment continue to strengthen with a concurrent increase in operating margin. Overall, we are beginning to achieve the type of results in the casegoods segment that we expected when we changed our business model.”

Retail Segment

For the quarter, retail sales were up $14.2 million to $52.7 million, a 36.9% increase from last year’s first quarter. The increase was due primarily to the acquisition of stores in several markets, which the company will build out, including two unprofitable VIEs and the Chicagoland market. On an operating basis, the segment incurred a loss as a result of slower retail sales throughout all the company’s markets and greater-than-anticipated expenses and transition costs from the 21 stores acquired in the fiscal 2005 fourth quarter.

Darrow noted, “Refreshing merchandise on the floor and moving out older inventory adversely impacted the gross margin. Longer term, we will need to invest in updating information systems as well as relocating and refurbishing a number of stores. Same-store company-owned written sales for the second calendar quarter were down 1.7% while total sales increased 2.0%. It is important to note that last year the unprofitable VIEs were consolidated in ‘Corporate and Other,’ while this year, the two acquired VIEs are included in our Retail Segment’s income statement. We recorded a $0.04 loss in last year’s first quarter for VIEs and $0.11 for the full year. For the first quarter of fiscal 2006, we recorded a loss of $0.02 for VIEs.”

Darrow continued, “Our overall retail volume was weaker than anticipated during the period. Although it was a challenging quarter, we are excited about the future of this business and are committed to it as a core element of our three-part business strategy. Our company-owned stores are in larger urban markets where we can build out our store program to achieve significant market penetration and distribution efficiencies. Our proprietary retail system helps to differentiate La-Z-Boy from commodity products and it is a natural extension to broaden and strengthen the power of our brand. Additionally, it positions us to better understand the market firsthand so that we can help all dealers be successful. The retail business is an offensive move for us and we are assembling the right team to build this segment of our business profitably.”

Variable Interest Entities (VIEs)

Last year, VIEs were included in “Corporate and Other;” this year, those now owned by the company are included in the Retail Segment, with those not owned by the company remaining in “Corporate and Other.”

Performance by the company’s VIEs impacted results for the period. A fourth VIE was added during the quarter and the three that were expected to report breakeven results for the period, were slightly unprofitable. Darrow said, “While we fully expect these four VIEs to be profitable for the full year, we understand, due to seasonality, there may be quarters when they will lose money and they, too, were hurt by the unusually slower retail environment this Summer.”

Balance Sheet

For the quarter, cash flow from operations was $19.8 million. Total debt for the quarter was down to $219 million. The debt-to-capitalization ratio was 29.7% at quarter end, down slightly from last quarter. Darrow commented, “Although our target for debt to total capital is in the mid 20s, given our share price, we were opportunistic during the quarter and repurchased 500,000 shares at an average price of $14.49. We have 6.2 million shares remaining in our program.”

Business Outlook

Darrow explained, “While we have continued to make steady progress in the evolution of our business model, we remain concerned with several macro economic factors, including continued rising energy prices and interest rates, which could impact the industry’s growth prospects and dampen consumer confidence. Additionally, there has been fierce competition for consumers’ discretionary income, with employee pricing offers from the automotive industry, which is contributing to weak retail furniture demand. “

Darrow continued, “With the current tepid view on our industry, we expect our second quarter sales to decrease in the low single-digit range compared with last year’s second quarter sales of $521 million. Reported earnings for the second fiscal quarter are forecasted to be in the range of $0.17 — $0.21 per share. This compares to earnings of $0.17 per share in fiscal 2005‘s second quarter, which included an after-tax restructuring charge of $0.01 per share and an extraordinary gain of $0.01 per share.”

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer confidence, changes in demographics, changes in housing sales, the impact of terrorism or war, energy price changes, the impact of logistics on imports, the impact of interest rate changes, the effects of the ruling on tariffs by the U.S. Department of Commerce and potential disruptions from Chinese imports, the availability and cost of capital, the impact of imports as it relates to continued domestic production, raw material price changes, changes in currency rates, competitive factors, operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs, effects of restructuring actions, changes in the domestic or international regulatory environment, not fully realizing cost reductions through restructurings, ability to implement global sourcing organization strategies, the future financial performance and condition of independently owned dealers that we are required to consolidate into our financial statements or changes requiring us to consolidate additional independently owned dealers, the impact of new manufacturing technologies, the impact of adopting new accounting principles, fair value changes to our intangible assets due to actual results differing from projected, the impact of severe weather, factors relating to acquisitions and other factors identified from time to time in the company’s reports filed with the Securities and Exchange Commission.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

With annual sales of over $2 billion, La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, and Sam Moore. The La-Z-Boy Casegoods Group companies are American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 336 stand-alone La-Z-Boy Furniture Galleries® stores and 340 La-Z-Boy In-Store Galleries, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, amounts in thousands, except per share data)

	First Quarter Ended
			% Over	Percent of Sales
	7/30/05	7/24/04	(Under)	7/30/05	7/24/04
Sales	$451,487	$455,107	-0.8%	100.0%	100.0%

Cost of sales
Cost of goods sold	345,018	351,716	-1.9%	76.4%	77.3%
Restructuring	--	10,400	-100.0%	--	2.3%

Total cost of sales	345,018	362,116	-4.7%	76.4%	79.6%

Gross profit	106,469	92,991	14.5%	23.6%	20.4%
Selling, general and administrative	98,568	97,045	1.6%	21.8%	21.3%

Operating income (loss)	7,901	(4,054)	294.9%	1.7%	-0.9%
Interest expense	2,741	2,209	24.1%	0.6%	0.5%
Other income, net	15	373	-96.0%	0.0%	0.1%

Income (loss) from continuing operations before income taxes	5,175	(5,890)	187.9%	1.1%	-1.3%
Income tax expense (benefit)	1,967	(2,238)	187.9%	38.0%*	38.0%*

Income (loss) from continuing operations	3,208	(3,652)	187.8%	0.7%	-0.8%
Income from discontinued operations (net of tax)	--	129	-100.0%	--	0.0%

Net income (loss)	$3,208	$(3,523)	191.1%	0.7%	-0.8%

Basic average shares	52,129	51,967

Basic income (loss) from continuing operations per share	$0.06	$(0.07)
Basic net income (loss) per share	$0.06	$(0.07)

Diluted average shares	52,195	51,967

Diluted income (loss) from continuing operations per share	$0.06	$(0.07)
Diluted net income (loss) per share	$0.06	$(0.07)

Dividends paid per share	$0.11	$0.11

*As a percent of pretax income, not sales.

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands)

			Increase/(Decrease)
	7/30/05	7/24/04	Dollars	Percent	4/30/05
Current assets
Cash and equivalents	$19,011	$28,965	$(9,954)	-34.4%	$37,705
Receivables, net	248,677	250,081	(1,404)	-0.6%	283,915
Inventories, net	264,739	275,852	(11,113)	-4.0%	260,556
Deferred income taxes	26,048	42,707	(16,659)	-39.0%	22,779
Other current assets	21,195	27,316	(6,121)	-22.4%	33,410

Total current assets	579,670	624,921	(45,251)	-7.2%	638,365
Property, plant and equipment, net	213,287	206,622	6,665	3.2%	210,565
Goodwill	79,770	68,116	11,654	17.1%	79,362
Trade names	21,484	27,889	(6,405)	-23.0%	21,484
Other long-term assets	86,284	83,651	2,633	3.1%	76,581

Total assets	$980,495	$1,011,199	$(30,704)	-3.0%	$1,026,357

Current liabilities
Short-term borrowings	$22,000	$6,000	$16,000	266.7%	$9,700
Current portion of long-term
debt	2,801	1,864	937	50.3%	3,060
Accounts payable	69,342	85,186	(15,844)	-18.6%	82,792
Accrued expenses and other
current liabilities	112,587	113,317	(730)	-0.6%	133,172

Total current liabilities	206,730	206,367	363	0.2%	228,724
Long-term debt	194,687	232,833	(38,146)	-16.4%	213,549
Deferred income taxes	5,420	20,030	(14,610)	-72.9%	5,389
Other long-term liabilities	54,965	39,585	15,380	38.9%	51,409
Contingencies and commitments
Shareholders' equity
Common shares, $1 par value	51,806	52,003	(197)	-0.4%	52,225
Capital in excess of par value	213,578	215,822	(2,244)	-1.0%	214,087
Retained earnings	265,274	243,208	22,066	9.1%	273,143
Unearned compensation	(1,367)	--	(1,367)	N/M	(1,536)
Accumulated other comprehensive income (loss)	(10,598)	1,351	(11,949)	-884.5%	(10,633)

Total shareholders' equity	518,693	512,384	6,309	1.2%	527,286

Total liabilities and
shareholders' equity	$980,495	$1,011,199	$(30,704)	-3.0%	$1,026,357

N/M = not meaningful

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, amounts in thousands)

	First Quarter Ended
	7/30/05	7/24/04
Cash flows from operating activities
Net income (loss)	$3,208	$(3,523)
Adjustments to reconcile net income (loss) to cash provided
by (used for) operating activities
Restructuring	--	10,400
Depreciation and amortization	6,998	6,908
Change in receivables	34,842	51,440
Change in inventories	(781)	(27,284)
Change in payables	(13,959)	(8,112)
Change in other assets and liabilities	(7,301)	(29,843)
Change in deferred taxes	(3,238)	(4,927)

Total adjustments	16,561	(1,418)

Net cash provided by (used for) operating activities	19,769	(4,941)
Cash flows from investing activities
Proceeds from disposals of assets	2	268
Purchases of investments	(11,938)	(1,506)
Proceeds from sale of investments	2,143	2,539
Capital expenditures	(6,713)	(9,474)
Change in other long-term assets	(2,065)	(1,828)

Net cash used for investing activities	(18,571)	(10,001)
Cash flows from financing activities
Proceeds from debt	46,079	69,743
Payments on debt	(53,905)	(53,416)
Stock issued for stock and employee benefit plans	1,000	1,482
Repurchase of common stock	(7,247)	(2,476)
Dividends paid	(5,758)	(5,649)

Net cash provided by (used for) financing activities	(19,831)	9,684
Effect of exchange rate changes on cash and equivalents	(61)	341

Net decrease in cash and equivalents	(18,694)	(4,917)
Cash and equivalents at beginning of period	37,705	33,882

Cash and equivalents at end of period	$19,011	$28,965

Cash paid (net of refunds) during period - Income taxes	$(5,633)	$7,414
- Interest	$3,222	$2,552

LA-Z-BOY INCORPORATED
IMPACT OF FIN46 ON CONSOLIDATION

	VIEs
(Unaudited, amounts in thousands)	7/30/05		4/30/05
Assets
Cash and equivalents	$2,933		$1,699
Accounts receivable, net	(9,397	) (1)	(9,131	) (1)
Inventories, net	9,399		7,211
Deferred income taxes	7,681		7,199
Other current assets	1,268		1,226

Total current assets	11,884		8,204
Property, plant and equipment, net	9,692		8,431
Intangibles	8,122		7,714
Other long-term assets	(18,535	) (1)	(14,169	) (1)

Total assets	$11,163		$10,180

Liabilities and shareholders' equity
Short-term borrowings	$--		$--
Current portion of long-term debt	1,573		1,934
Accounts payable	596		329
Other current liabilities	4,152		3,523

Total current liabilities	6,321		5,786
Long-term debt	7,311		6,256
Deferred income taxes	196		--
Other long-term liabilities	(1,300)		(1,300)
Shareholders' equity (deficit)	(1,365)		(562)

Total liabilities and shareholders' equity	$11,163		$10,180

(1) Reflects the elimination of intercompany accounts and notes receivable.

(Unaudited, amounts in thousands)	7/30/05		7/24/04
Sales	$8,586	(2)	$13,641	(2)
Cost of sales	2,466		942

Gross profit	6,120		12,699
Selling, general and administrative	6,801		14,676

Operating income (loss)	(681)		(1,977)
Interest expense	108		167
Other expense, net	(480	) (3)	(1,294	) (3)

Pre-tax loss	(1,269)		(3,438)
Income tax benefit	(482)		(1,306)

Net loss from continuing operations	$(787)		$(2,132)

(2) Includes the elimination of intercompany sales and cost of sales.
(3) Includes the elimination of intercompany interest income and interest expense.

La-Z-Boy Furniture Galleries® stores that are not operated by us are operated by 118 independent dealers. These stores sell La-Z-Boy manufactured product as well as various accessories purchased from approved La-Z-Boy vendors.  In some cases we have extended credit beyond normal trade terms to the independent dealers, made direct loans and/or guaranteed certain loans or leases.  Most of these independent dealers have sufficient equity to carry out their principal operating activities without subordinated financial support; however, there are certain independent dealers that we have determined may not have sufficient equity.  In accordance with Financial Accounting Standards Board Interpretation No. 46R, we began to consolidate variable interest entities of which we were deemed the primary beneficiary as of April 24, 2004. The table below shows the impact on our consolidated balance sheet at July 30, 2005 and April 30, 2005 and statement of operations for the quarters ended July 30, 2005 and July 24, 2004.  The amounts reflected in the table include the elimination of related payables, receivables, sales, cost of sales, and interest as well as profit in inventory.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

Our reportable operating segments are the Upholstery Group, the Retail Group and the Casegoods Group.

	First Quarter Ended	Quarters Ended in Fiscal 2005
(Unaudited amounts in thousands)	7/30/05 (13 Weeks)	7/24/04 (13 Weeks)	10/23/04 (13 Weeks)	1/22/05 (13 Weeks)	4/30/05 (14 Weeks)
Sales
Upholstery Group	$314,481	$316,838	$380,726	$356,507	$413,240
Casegoods Group	104,997	105,714	114,169	111,918	123,542
Retail Group	52,655	38,456	40,960	44,298	49,385
VIEs/Eliminations	(20,646)	(5,901)	(15,095)	(5,764)	(20,612)

Consolidated	$451,487	$455,107	$520,760	$506,959	$565,555

Operating income (loss)
Upholstery Group	$15,254	$13,198	$27,475	$22,253	$38,930
Casegoods Group	4,344	500	80	2,152	2,638
Retail Group	(5,408)	515	510	(183)	(3,701)
Corporate and Other*	(6,289)	(7,867)	(12,013)	(2,236)	(8,306)
Restructuring	--	(10,400)	(749)	(2,252)	3,107

Consolidated	$7,901	$(4,054)	$15,303	$19,734	$32,668

*VIEs are included in corporate and other.